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                                                                   EXHIBIT 13(B)
                               PURCHASE AGREEMENT
                               ------------------


   Pacific Horizon Funds, Inc. (the "Fund"), a Maryland corporation, and Hambrecht & Quist Group, Inc. ("H&Q"), a California corporation, hereby agree, with each other as follows:

   1. The Fund hereby offers H&Q and H&Q hereby purchases shares of Class A Common Stock (par value $.001 per share) of the Fund in the aggregate amount of $5,323 at a price of $1.00 per share; shares of Class B Common Stock (par value $.001 per share) of the Fund in the aggregate amount of $5,201, at a price of $1.00 per share; shares of Class C Common Stock (par value $.001 per share) of the Fund in the aggregate amount of $25,000, at a price per share equal to the net asset value per share of such Class as of the date of the purchase of such shares by H&Q; and shares of Class D Common Stock (par value $.001 per share) of the Fund in the aggregate amount of $25,000, at a price per share equal to the net asset value per share of such Class as of the date of the purchase of such shares by H&Q (such shares being hereinafter sometimes collectively known as the "Purchased Shares"). H&Q hereby acknowledges receipt of certificates representing the respective Classes of Purchased Shares and the Fund hereby acknowledges receipt from H&Q of funds in the amount of $60,524 in full payment for the Purchased Shares.

   2. H&Q represents and warrants to the Fund that the Purchased Shares are being acquired for investment purposes and not with a view to the distribution thereof and acknowledges that the certificates for the Purchased Shares will be legended to so reflect.

   3. H&Q agrees that if any Purchased Shares of any Class are redeemed by any holder thereof prior to the end of the period over which the costs incurred by the Fund in connection with its organization, registration and the initial public offering of its shares and allocated to such Class are being amortized, H&Q will pay to the Fund an amount equal to the number resulting from multiplying the total unamortized organizational expenses allocated to such Class by a fraction, the numerator of which is equal to the number of Purchased Shares of such Class redeemed and the denominator of which is equal to the aggregate number of Purchased Shares of such Class outstanding at the time of such redemption, to the extent that the Fund has not otherwise been paid such amount and for so long as it is the administrative





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position of the Staff of the Securities and Exchange Commission to require such reimbursement.

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of
the   31   day of    March   , 1988.
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(SEAL)


ATTEST:                                   PACIFIC HORIZON FUNDS, INC.


/s/ W. Bruce McConnel, III                BY: /s/ Thomas M. Collins
--------------------------                   ----------------------


(SEAL)



ATTEST:                                   HAMBRECHT & QUIST GROUP, INC.



/s/ Sally Sexton                          BY: /s/ [signature illegible]
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